UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 11, 2009

SP ACQUISITION HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-142696	20-8523583
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

590 Madison Avenue, 32nd Floor, New York, NY		10022
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 520-2300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed on February 10, 2009 SP Acquisition Holdings, Inc. (the “Company”) received a letter from the Corporate Compliance Department of NYSE AMEX LLC (the “Exchange”), notifying the Company that it was below certain of the Exchange’s continued listing standards in that it had failed to hold an annual meeting of stockholders in 2008, in violation of Section 704 of the NYSE AMEX LLC Company Guide (the “Company Guide”). The Company was afforded the opportunity to submit a plan of compliance to the Exchange and on March 9, 2009 presented its plan to the Exchange (the “Plan”).

By letter dated May 4, 2009, received by the Company on May 11, 2009, the Exchange notified the Company that in accordance with Section 1099 of the Company Guide, the Plan makes a reasonable demonstration of the Company’s ability to regain compliance with Section 704 of the Company Guide. Based upon such reasonable demonstration, the Exchange granted the Company an extension until August 11, 2009 to regain compliance with the continued listing standards.  The Company will be subject to periodic review by Exchange Staff during the extension period.  Failure to make progress consistent with the Plan or to regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the NYSE AMEX LLC.

Pursuant to requirements of the Company Guide, on May 12, 2009, the Company filed a press release disclosing the Company’s receipt of the Letter and the other matters discussed herein.  A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

99.1	Press release dated May 12, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: May 13, 2009	SP ACQUISITION HOLDINGS, INC.

	By:	/s/ Warren G. Lichtenstein
Warren G. Lichtenstein
Chairman of the Board, President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated May 12, 2009.